EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2016
First Quarter Results

2016 First Quarter Revenue Increases 25%
LED Sales Represent More than 60% of Product Revenue

MANITOWOC, Wis. - August 4, 2015 - Orion Energy Systems, Inc. (Nasdaq Capital Market: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today announced financial results for its fiscal 2016 first quarter ended June 30, 2015, highlighted by strong LED sales and solid gross margin expansion.

Operating and Financial Highlights

•
Total revenue for the fiscal 2016 first quarter was $16.6 million, an increase of 24.6% compared to $13.3 million in the prior-year period. Lighting revenue for the fiscal 2016 first quarter increased 35% compared to the prior-year period.

•
LED lighting product sales were $9.6 million in the fiscal 2016 first quarter, an increase of 269% compared to $2.6 million in the prior-year period, reflecting 60.9% of total lighting product revenue, which compared to 21.4% in the fiscal 2015 first quarter.

•	The fiscal 2016 first quarter gross margin was 22.7% compared to 19.6% in the prior-year period.

•	As of June 30, 2015, Orion had a lighting backlog of $5.2 million in LED and high-intensity fluorescent (HIF) lighting orders, compared to a lighting backlog of $7.0 million as of June 30, 2014.

“Robust LED sales, driven by increasing demand for our products, which, coupled with our continued improvements in manufacturing cost efficiency, drove significant gross margin improvement. This quarter’s performance clearly validates our multi-year efforts to re-position the business for the secular shift to LED lighting that is taking place,” said John Scribante, Chief Executive Officer. “As we move forward, we are committed to executing on our three initiatives for 2016 including growing LED revenues, driving innovation and improving gross and operating margins. We believe we have never been better-positioned to capitalize on the massive market opportunity standing before us in LED retrofit solutions, which should deliver meaningful value to our shareholders.”

Financial Review

Fiscal 2016 First Quarter
Revenue: Total revenue was $16.6 million for the fiscal 2016 first quarter, an increase of 24.6% compared to $13.3 million in the prior-year period. Total lighting sales for the fiscal 2016 first quarter were $16.5 million, a 35.2% increase compared to $12.2 million in the prior-year period. The increase was driven by stronger reseller sales during the quarter on increased demand for Orion’s new LED product offerings.

LED Lighting Revenue: Product revenue from Orion’s LED products was $9.6 million during the fiscal 2016 first quarter, an increase of 269% compared to $2.6 million in the prior-year period. LED sales during the period were 57.6% of total revenue and 60.8% total lighting product revenue, marking a new record for LED sales as a percentage of total revenue.

Gross Margin: Total gross margin improved to 22.7% during the fiscal 2016 first quarter, compared to 19.6% for the prior-year period. The improvement was largely due to the increase in revenue volume, reductions in component costs and a mix benefit on increased revenue from LED high bay products.

Net Income / Loss: The Company reported a net loss for the fiscal 2016 first quarter of $3.7 million, or $0.13 per share, compared to net loss of $4.4 million, or $0.20 per share, in the prior-year period.

Balance Sheet Review

Cash and Investments: Orion had $17.9 million in cash and cash equivalents as of June 30, 2015, compared to $16.8 million at June 30, 2014. The Company had $3.2 million in borrowings outstanding on its line of credit.

Working Capital: The Company’s working capital as of June 30, 2015 was $35.3 million, consisting of $54.2 million in current assets and $18.9 million in current liabilities, compared to $29.7 million, consisting of $44.2 million in current assets and $14.5 million in current liabilities, at June 30, 2014.

Net Cash from Operations: The Company reported a $2.1 million use of cash from operations during the fiscal 2016 first quarter, compared to a $1.3 million use of cash from operations during the prior-year period. The increase was attributed to a build-up of inventory related to the increase in revenue and expectations for the calendar back half and an increase in DSO related to prolonged collections of government projects and utility incentives, offset somewhat by a decrease in accounts payable as a result of inventory purchases and favorable vendor terms.

Total Debt: Orion’s total debt decreased $0.2 million to $5.6 million at June 30, 2015, compared to $5.8 million at June 30, 2014. It increased $0.5 million sequentially.

Management Outlook for Fiscal Year 2016
“We are encouraged by our first quarter results and feel confident that we will reach positive EBITDA for the full fiscal year, driven by a significant year-over-year increase in revenue, significant year-over-year margin expansion, positive cash flow from operations, and positive GAAP EPS in the second half of the fiscal year,” Scribante said.

Conference Call
Orion will discuss these results in a conference call on August 4, 2015, at 9:00 a.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 734-5372
International callers:         (678) 905-9383

The Company will be utilizing an accompanying slideshow presentation in conjunction with this call, which will be available on the Investor Relations section of Orion’s website at www.orionlighting.com.

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through August 11, 2015. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 85836075.

About Orion Energy Systems
Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion's 100+ granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Safe Harbor Statement
Certain matters discussed in this press release, including under our "Outlook" section are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (ii) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (iii) our ability to compete and execute our strategy in a highly competitive market and our ability to respond successfully to market competition; (iv) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (v) our ability to realize expected cost savings from our transition to focusing on new LED technologies; (vi) our ability to effectively manage the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC, collectively Harris, and our ability to successfully complete and fund potential future acquisitions; (vii) our ability to effectively manage the growth of our business, including expansion of our business internationally through our Orion distribution services division; (viii) adverse developments with respect to litigation and other legal matters that we are subject to; (ix) our failure to comply with the covenants in our revolving credit agreement; (x) increasing duration of customer sales cycles; (xi) fluctuating quarterly results of operations from as we focus on new LED technologies; (xii) the market acceptance of our products and services; (xiii) our ability to recruit and hire sales talent to increase our in-market sales; (xiv) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xv) loss of one or more key customers or suppliers, including key contacts at such customers; (xvi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xvii) our ability to effectively manage the credit risk associated with our debt funded Orion Throughput Agreement contracts; (xviii) a reduction in the price of electricity; (xix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xx) increased competition from government subsidies and utility incentive programs; (xxi) the availability of additional debt financing and/or equity capital; (xxii) potential warranty claims; and (xxiii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.lighting.com in the Investor Relations section of the Company’s Web site.

Investor Relations Contacts:
Scott Jensen
Chief Financial Officer
Orion Energy Systems, Inc.
(920) 892-9340

Victoria Sivrais
Clermont Partners
(312) 690-6004
vsivrais@clermontpartners.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2014	2015
Product revenue	$12,243	$15,795
Service revenue	1,070	792
Total revenue	13,313	16,587
Cost of product revenue	9,855	12,113
Cost of service revenue	846	717
Total cost of revenue	10,701	12,830
Gross profit	2,612	3,757
Operating expenses:
General and administrative	3,670	3,872
Sales and marketing	2,878	3,068
Research and development	416	422
Total operating expenses	6,964	7,362
Loss from operations	(4,352)	(3,605)
Other income (expense):
Interest expense	(90)	(91)
Interest income	94	48
Total other income (expense)	4	(43)
Loss before income tax	(4,348)	(3,648)
Income tax expense	11	4
Net loss	$(4,359)	$(3,652)
Basic net loss per share	$(0.20)	$(0.13)
Weighted-average common shares outstanding	21,669,120	27,481,624
Diluted net loss per share	$(0.20)	$(0.13)
Weighted-average common shares outstanding	21,669,120	27,481,624

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended June 30
	2014	2015
Cost of product revenue	$12	$10
General and administrative	345	282
Sales and marketing	65	79
Research and development	5	14
Total	$427	$385

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2015	2015
Assets
Cash and cash equivalents	$20,002	$17,936
Accounts receivable, net	18,263	18,945
Inventories, net	14,283	15,703
Deferred contract costs	90	171
Prepaid expenses and other current assets	2,407	1,417
Total current assets	55,045	54,172
Property and equipment, net	21,223	20,538
Goodwill	4,409	4,409
Other intangible assets, net	6,335	6,012
Long-term accounts receivable	426	282
Other long-term assets	367	353
Total assets	$87,805	$85,766
Liabilities and Shareholders’ Equity
Accounts payable	$11,003	$13,012
Accrued expenses	5,197	3,833
Deferred revenue, current	287	308
Current maturities of long-term debt	1,832	1,723
Total current liabilities	18,319	18,876
Revolving credit facility	2,500	3,188
Long-term debt, less current maturities	722	687
Deferred revenue, long-term	1,231	1,212
Other long-term liabilities	522	528
Total liabilities	23,294	24,491
Shareholders’ equity:
Additional paid-in capital	150,516	150,929
Treasury stock	(36,048)	(36,046)
Shareholder notes receivable	(4)	(4)
Retained deficit	(49,953)	(53,604)
Total shareholders’ equity	64,511	61,275
Total liabilities and shareholders’ equity	$87,805	$85,766

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,
	2014	2015
Operating activities
Net loss	$(4,359)	$(3,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	762	786
Amortization	346	351
Stock-based compensation expense	427	385
(Gain) loss on sale of property and equipment	(5)	4
Provision for inventory reserves and impairment	20	83
Provision for bad debts	44	219
Other	29	19
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	1,830	(758)
Inventories, current and long-term	612	(1,503)
Deferred contract costs	612	(81)
Prepaid expenses and other assets	829	977
Accounts payable	(1,589)	2,009
Accrued expenses	(582)	(981)
Deferred revenue	(259)	2
Net cash used in operating activities	(1,283)	(2,140)
Investing activities
Purchase of property and equipment	(304)	(104)
Purchase of short-term investments	(1)	—
Additions to patents and licenses	(48)	—
Proceeds from sales of property, plant and equipment	1,001	—
Net cash provided by (used in) investing activities	648	(104)
Financing activities
Payment of long-term debt	(819)	(521)
Proceeds from revolving credit facility	—	5,373
Payment of revolving credit facility	—	(4,685)
Proceeds from repayment of shareholder notes	10	—
Proceeds from issuance of common stock, net of issuance costs	—	(1)
Net proceeds from exercise of warrants and employee stock options	212	12
Net cash (used in) provided by financing activities	(597)	178
Net decrease in cash and cash equivalents	(1,232)	(2,066)
Cash and cash equivalents at beginning of period	17,568	20,002
Cash and cash equivalents at end of period	$16,336	$17,936